Exhibit 99.1

MutualFirst Announces Increased Third Quarter 2014 Earnings

MUNCIE, Ind., Oct. 27, 2014 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the third quarter ended September 30, 2014 increased to $2.7 million, or $.38 for basic earnings per common share and $.36 for diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2013 of $2.2 million, or $.31 for basic earnings per common share and $.30 for diluted earnings per common share. Annualized return on assets was .76% and return on average tangible common equity was 9.07% for the third quarter of 2014 compared to ..71% and 8.17% respectively, for the same period of last year.

Net income available to common shareholders for the nine months ended September 30, 2014 increased to $7.2 million, or $1.01 for basic earnings per common share and $.98 for diluted earnings per common share compared to net income available to common shareholders of $5.6 million, or $.80 for basic earnings per common share and $.78 for diluted earnings per common share for the nine months ended September 30, 2013. Annualized return on assets was .69% and return on average tangible common equity was 8.30% for the nine months ended of 2014 compared to .62% and 7.00% respectively, for the same period of last year.

Other highlights for the third quarter ended September 30, 2014 included:

  MutualBank completed the acquisition of Summit Mortgage, Inc. in the third quarter.
  Gross loan balances increased by $14.4 million, or 5.8% on an annualized basis in the third quarter of 2014.
  Deposits increased $19.5 million in the third quarter of 2014.
  Tangible common equity to total assets is 8.42% and tangible book value per share is $16.55 as of September 30, 2014 compared to tangible common equity to total assets of 7.92% and tangible book value per share of $15.46 as of December 31, 2013.
  Net interest income increased $400,000 compared to the third quarter of 2013 and increased $82,000 on a linked quarter basis.
  Non-interest income increased $300,000 compared to the third quarter of 2013 and $160,000 on a linked quarter basis.
  Non-interest expense increased $1.2 million compared to the third quarter of 2013 and $555,000 on a linked quarter basis.

"We continue to see improvement in all of our key performance areas," said David W. Heeter, President and CEO. "Our earnings momentum has come from loan growth, continued growth in core deposit accounts and improved credit quality."

Balance Sheet

Assets increased $25.2 million as of September 30, 2014 compared to December 31, 2013, primarily due to the increase in the gross loan portfolio of $29.3 million. The increase in the gross loan portfolio was primarily due to an increase in commercial loans of $19.9 million and an increase in non-real estate consumer loans of $14.9 million. These increases were offset by a decrease in the consumer residential loan portfolio of $5.5 million. In the third quarter of 2014, gross loans increased $14.4 million as non-real estate consumer loans increased by $5.8 million, commercial loans increased by $5.7 million and consumer residential loans increased by $2.9 million. Mortgage loans held for sale increased by $4.6 million since December 31, 2013. The Bank has been selling most fixed rate loans originated in 2014 to mitigate interest rate risk, and mortgage loans sold during the first nine months of 2014 totaled $36.5 million compared to $59.4 million in the first nine months of 2013. The decline is a result of slower loan production in 2014 compared to 2013.

Deposits decreased by $14.2 million in the first nine months of 2014. The decrease in deposits has been primarily in certificates of deposit, which decreased $54.2 million, while core transactional deposits increased $40.0 million in the first nine months of 2014. Core transactional deposits increased to 62% of the Bank's total deposits as of September 30, 2014 compared to 58% as of December 31, 2013. During the third quarter of 2014, deposits increased by $19.5 million as core transactional deposits increased $23.5 million offset by a decrease in certificates of deposit of $3.9 million.

Allowance for loan losses was $13.2 million as of September 30, 2014 compared to $13.4 million as of December 31, 2013. Net recoveries in the third quarter were $6,000 and net charge offs for the first nine months of 2014 were $1.0 million, or .14% of total loans on an annualized basis. The allowance for loan losses to non-performing loans as of September 30, 2014 was 157.5% compared to 216.7% as of June 30, 2014 and 156.2% as of December 31, 2013. Non-performing loans increased $2.4 million on a linked quarter basis primarily due to three loans totaling $2.2 million. The allowance for loan losses to total loans as of September 30, 2014 was 1.31% compared to 1.33% as of June 30, 2014 and 1.37% as of December 31, 2013.

Stockholders' equity was $122.1 million at September 30, 2014, an increase of $10.5 million from December 31, 2013. The increase was primarily a result of net income of $7.2 million, an increase in other comprehensive income of $3.9 million and $950,000 from exercised stock options. These increases were partially offset by $1.6 million of common stock dividends returned to shareholders. The Company's tangible book value per share as of September 30, 2014 increased to $16.55 compared to $15.46 as of December 31, 2013 and its tangible common equity ratio increased to 8.42% as of September 30, 2014 compared to 7.92% as of December 31, 2013. MFSF and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of September 30, 2014.

Income Statement

Net interest income before the provision for loan losses increased $400,000 for the quarter ended September 30, 2014 compared to the same period in 2013. The increase was a result of an $11.5 million increase in average earning assets and an increase of 9 basis points in the net interest margin to 3.26%. The increase in average earning assets was primarily an increase of $26.2 million in loans, partially funded by a $16.6 million decline in investments On a linked quarter basis, net interest income before the provision for loan losses increased $82,000 as average earnings asset increased by $15.4 million, partially offset by a 2 basis point reduction in net interest margin.

Net interest income before the provision for loan losses increased $1.4 million for the first nine months of 2014 compared to the same period in 2013. The increase was a result of a 16 basis point increase in net interest margin. The increase was partially offset by a $4.6 million decline in average earnings assets due to a decrease in average investments of $15.2 million primarily offset by average loan growth of $11.2 million.

No provision for loan loss was recorded for the third quarter of 2014 compared to $750,000 during last year's comparable period. The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable to improving credit quality and declining net charge offs. Recoveries exceeded charge offs by $6,000 in the third quarter of 2014 compared to net charge offs of $2.0 million in the third quarter of 2013. Non-performing loans to total loans at September 30, 2014 were .83% compared to 1.38% at September 30, 2013. Non-performing assets to total assets was 1.08% at September 30, 2014 compared to 1.46% at September 30, 2013.

The provision for loan losses for the first nine months of 2014 decreased to $850,000 compared to $2.3 million during last year's comparable period. The decrease was primarily due to a decline in net charge offs and improving asset quality. Net charge offs through the first nine months of 2014 have been $1.0 million compared to $3.8 million over the comparable period in 2013. Non-performing loans to total loans at September 30, 2014 were .83% compared to .88% at December 31, 2013. This decrease in non-performing loans was primarily in commercial business loans.

Non-interest income for the third quarter of 2014 was $3.6 million, an increase of $300,000 compared to the third quarter of 2013. Increases in non-interest income included increased gain on sale of loans of $360,000 and increased other income of $96,000 partially as a result of the acquisition of Summit Mortgage, Inc. Service fee income on deposit accounts also increased $72,000, which was primarily due to increased interchange income, and commission income increased by $186,000 mainly due to increases in wealth management, trust and brokerage lines of business. These increases were offset primarily by a decline in gain on sale of investments of $378,000. On a linked quarter basis, non-interest income increased $160,000, primarily due to the income from Summit Mortgage, Inc. which was partially offset by a decline in gain on sale of investments.

Non-interest income for the first nine months of 2014 was $9.9 million, a decrease of $510,000 compared to the first nine months of 2013. The decrease was primarily due to a reduction of $426,000 in net servicing fees primarily due to mortgage servicing right valuation recoveries in 2013 that were not repeated in 2014. Other declines were in gain on sale of investments of $399,000 and increased loss on real estate owned sales of $268,000. These declines were offset by increased commission income of $292,000 from wealth management, trust and brokerage services and gain on sale of loans of $275,000 from increased loan production as a result of the acquisition of Summit Mortgage, Inc.

Non-interest expense increased $1.2 million when comparing the third quarter of 2014 with the same period in 2013. This increase was partially due to one-time expense reductions in the third quarter of 2013 that were not repeated in 2014. These included a reduction in health insurance expense of $300,000 and property tax refunds of $350,000. The increase in non-interest expense excluding the one-time reductions in 2013 was $558,000. Salaries and benefits increased by $506,000, without the health insurance expense reduction in 2013, primarily due to the acquisition of Summit Mortgage, Inc. and increases in accrual for commission and incentive expenses. On a linked quarter basis, non-interest expense increased $555,000 primarily due to an increase of $588,000 in salaries and benefits resulting from the acquisition of Summit Mortgage, Inc. and increases in commission and incentive expenses during the third quarter of 2014.

Non-interest expense increased $1.5 million when comparing the first nine months of 2014 with the same period in 2013. The reasons for the increase were the same as discussed earlier.

Heeter concluded, "We are striving to increase shareholder value in everything we do. We believe the acquisition of the mortgage company in Ft. Wayne, Indiana will provide us additional opportunities to grow customers, loan balances and non-interest income in a larger Indiana market."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution. MutualBank has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary of Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank is a leading mortgage lender in each of the market areas it serves, and provides a full range of financial services including business banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST	FINANCIAL INC.

	September 30,	June 30,	December 31,
Balance Sheet (Unaudited):	2014	2014	2013
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$20,499	$28,734	$25,285
Investment securities - AFS	264,056	267,225	264,348
Loans held for sale	6,440	5,482	1,888
Loans, gross	1,008,717	994,306	979,378
Allowance for loan loss	(13,249)	(13,243)	(13,412)
Net loans	995,468	981,063	965,966
Premise and equipment, net	30,765	31,104	31,471
FHLB of Indianapolis stock	14,391	14,391	14,391
Investment in limited partnerships	1,709	1,837	2,092
Cash surrender value of life insurance	50,709	50,414	49,843
Goodwill, core deposit and other intangibles	3,050	1,406	1,629
Deferred tax asset	14,114	13,543	17,002
Foreclosed real estate/Other repossessed assets	6,838	7,098	8,433
Other assets	8,601	8,225	9,057
Total assets	$1,416,640	$1,410,522	$1,391,405

Liabilities and Stockholders' Equity
Deposits	$1,098,849	$1,079,300	$1,113,084
FHLB advances	168,523	187,046	142,928
Other borrowings	10,353	10,532	10,890
Other liabilities	16,773	13,857	12,861
Stockholders' equity	122,142	119,787	111,642
Total liabilities and stockholders' equity	$1,416,640	$1,410,522	$1,391,405

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Income Statement (Unaudited):	2014	2014	2013	2014	2013
	(000)	(000)	(000)	(000)	(000)

Total interest income	$12,803	$12,744	$13,041	$38,285	$38,820
Total interest expense	2,163	2,186	2,801	6,669	8,581

Net interest income	10,640	10,558	10,240	31,616	30,239
Provision for loan losses	0	500	750	850	2,250
Net interest income after provision
for loan losses	10,640	10,058	9,490	30,766	27,989

Non-interest income
Service fee income	1,518	1,538	1,447	4,398	4,382
Net realized gain on sales of AFS securities	75	211	453	436	835
Equity in losses of limited partnerships	(124)	(92)	(84)	(309)	(338)
Commissions	1,228	1,178	1,041	3,488	3,196
Net gain on sale of loans	444	382	84	929	654
Net servicing fees (expenses)	66	3	63	45	471
Increase in cash value of life insurance	295	304	321	866	942
Net gain (loss) on sale of other real estate and repossessed assets	(81)	(178)	(108)	(321)	(53)
Other income	153	68	57	329	282
Total non-interest income	3,574	3,414	3,274	9,861	10,371

Non-interest expense
Salaries and employee benefits	6,088	5,500	5,282	17,461	16,365
Occupancy and equipment	944	1,035	697	3,107	2,849
ATM and debit card expense	370	316	296	976	806
Data processing fees	373	402	326	1,180	1,081
Professional fees	376	439	318	1,254	973
Advertising and promotion	387	306	386	993	1,095
Deposit insurance	239	270	251	779	891
Software subscriptions and maintenance	418	386	391	1,220	1,070
Intangible amortization	156	178	186	503	608
Other real estate and repossessed assets	161	151	180	447	529
Other expenses	896	870	887	2,587	2,747
Total non-interest expense	10,408	9,853	9,200	30,507	29,014

Income before taxes	3,806	3,619	3,564	10,120	9,346
Income tax provision	1,112	1,062	1,092	2,906	2,786
Net income	2,694	2,557	2,472	7,214	6,560
Preferred stock dividends and amortization	-	-	271	-	911
Net income available to common shareholders	$2,694	$2,557	$2,201	$7,214	$5,649

Pre-tax pre-provision earnings (1)	$3,806	$4,119	$4,043	$10,970	$10,685

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		9/30/2014			9/30/2013
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$20,542	$5	0.10%	$18,741	$4	0.09%
Mortgage-backed securities:
Available-for-sale	214,322	1,429	2.67	232,444	1,534	2.64
Investment securities:
Available-for-sale	50,609	331	2.62	49,066	299	2.44
Loans receivable	1,004,006	10,904	4.34	977,773	11,080	4.53
Stock in FHLB of Indianapolis	14,391	134	3.72	14,391	124	3.45
Total interest-earning assets (2)	1,303,870	12,803	3.93	1,292,415	13,041	4.04
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	108,313			108,430
Total assets	$1,412,183			$1,400,845

Interest-Bearing Liabilities:
Demand and NOW accounts	$252,661	140	0.22	$256,485	156	0.24
Savings deposits	125,428	4	0.01	118,358	3	0.01
Money market accounts	146,976	95	0.26	106,581	68	0.26
Certificate accounts	420,030	1,211	1.15	529,824	2,106	1.59
Total deposits	945,095	1,450	0.61	1,011,248	2,333	0.92
Borrowings	178,066	713	1.60	102,311	468	1.83
Total interest-bearing accounts	1,123,161	2,163	0.77	1,113,559	2,801	1.01
Non-interest bearing deposit accounts	154,440			141,971
Other liabilities	14,421			13,986
Total liabilities	1,292,022			1,269,516
Stockholders' equity	120,161			131,329
Total liabilities and stockholders' equity	$1,412,183			$1,400,845

Net earning assets	$180,709			$178,856

Net interest income		$10,640			$10,240

Net interest rate spread			3.16%			3.03%

Net yield on average interest-earning assets			3.26%			3.17%

Average interest-earning assets to
average interest-bearing liabilities			116.09%			116.06%

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2014	2014	2013	2014	2013

Share and per share data:
Average common shares outstanding
Basic	7,178,055	7,133,233	7,088,660	7,143,597	7,066,670
Diluted	7,407,144	7,360,400	7,265,107	7,373,744	7,238,875
Per common share:
Basic earnings	$0.38	$0.36	$0.31	$1.01	$0.80
Diluted earnings	$0.36	$0.35	$0.30	$0.98	$0.78
Dividends	$0.08	$0.08	$0.06	$0.22	$0.18

Dividend payout ratio	22.22%	22.86%	20.00%	22.45%	23.08%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(3)	0.76%	0.73%	0.71%	0.69%	0.62%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(3)	9.07%	8.81%	8.17%	8.30%	7.00%
Interest rate spread information:
Average during the period(3)	3.16%	3.17%	3.03%	3.16%	2.97%

Net interest margin(3)(4)	3.26%	3.28%	3.17%	3.27%	3.11%

Efficiency Ratio	73.22%	70.52%	68.08%	73.55%	71.45%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	116.09%	115.23%	116.06%	115.82%	115.96%

Allowance for loan losses:
Balance beginning of period	$13,243	$13,370	$15,701	$13,412	$16,038
Charge offs:
Mortgage first lien	141	170	274	391	716
Mortgage - line of credits and junior liens	29	60	121	322	434
Commercial real estate	0	0	220	0	313
Construction and development	0	244	1,200	244	1,371
Consumer loans	20	291	104	445	452
Commercial business loans	0	0	172	0	875
Sub-total	190	765	2,091	1,402	4,161

Recoveries:
Mortgage first lien	23	1	30	28	56
Mortgage - line of credits and junior liens	0	1	0	3	15
Commercial real estate	0	1	1	7	14
Construction and development	41	1	1	49	2
Consumer loans	68	106	54	207	224
Commercial business loans	64	28	8	95	16
Sub-total	196	138	94	389	327

Net charge offs (recoveries)	(6)	627	1,997	1,013	3,834
Additions charged to operations	0	500	750	850	2,250
Balance end of period	$13,249	$13,243	$14,454	$13,249	$14,454

Net loan charge-offs to average loans (3)	0.00%	0.25%	0.82%	0.14%	0.52%

	September 30,	June 30,	December 31,	September 30,
	2014	2014	2013	2013

Total shares outstanding	7,197,891	7,157,979	7,117,179	7,102,372
Tangible book value per share	$16.55	$16.54	$15.46	$15.36
Tangible common equity to tangible assets	8.42%	8.40%	7.92%	7.78%

Nonperforming assets (000's)
Non-accrual loans
Mortgage first lien	$4,334	$2,891	$4,057	$5,554
Mortgage - line of credits and junior liens	199	141	421	637
Commercial real estate	2,073	1,154	1,349	1,883
Construction and development	613	711	1,103	3,253
Consumer loans	341	182	361	515
Commercial business loans	637	683	1,109	1,270
Total non-accrual loans	8,197	5,762	8,400	13,112
Accruing loans past due 90 days or more	217	348	188	390
Total nonperforming loans	8,414	6,110	8,588	13,502
Real estate owned	6,334	6,719	8,150	6,750
Other repossessed assets	504	379	283	312
Total nonperforming assets	$15,252	$13,208	$17,021	$20,564

Performing restructured loans (5)	$4,432	$4,368	$10,016	$9,588

Asset Quality Ratios:
Non-performing assets to total assets	1.08%	0.94%	1.22%	1.46%
Non-performing loans to total loans	0.83%	0.61%	0.88%	1.38%
Allowance for loan losses to non-performing loans	157.46%	216.74%	156.15%	107.05%
Allowance for loan losses to loans receivable	1.31%	1.33%	1.37%	1.48%

(1) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3) Ratios for the three and nine month periods have been annualized.

(4) Net interest income divided by average interest earning assets.

(5) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945